Exhibit 99.1

News Release
For immediate release

Christy McElroy
904 598 7616
ChristyMcElroy@regencycenters.com

Eric Davidson
904 598 7829
EricDavidson@regencycenters.com

Regency Centers Announces Appointment of Kristin Campbell to Board of Directors

JACKSONVILLE, Fla. (September 28, 2022) – Regency Centers Corporation (“Regency” or the “Company”) announced today that its Board of Directors (the “Board”) has appointed Kristin A. Campbell as its newest member, effective as of January 15, 2023. Ms. Campbell is currently the Executive Vice President, General Counsel and Chief ESG Officer of Hilton Worldwide Holdings Inc., a global hospitality company (“Hilton”), a position from which she has announced her retirement effective December 31, 2022. With the addition of Ms. Campbell as an independent director, Regency will expand the size of the Board to twelve directors.

“Kristin brings a wealth of knowledge and experience, especially in the areas of consumer-driven businesses, ESG strategy and public company governance, that will further strengthen and diversify the perspectives and expertise of our Board, and I’m excited to welcome her,” said Hap Stein, Executive Chairman of the Board. “Her appointment also aligns with our commitment to ongoing Board refreshment.”

Ms. Campbell joined Hilton in June 2011. In her role, she leads Hilton’s global legal, compliance, government affairs and ESG functions. Prior to Hilton, Ms. Campbell was Senior Vice President, General Counsel and Corporate Secretary for Staples, Inc. from 2007 to 2011, with a tenure of 18 years at the company. Prior to Staples, she worked at several law firms, including Goodwin Proctor and Rackemann, Sawyer & Brewster. Ms. Campbell has served as a director of The ODP Corporation (NASDAQ:ODP) since 2016, and is chair of its Nominating and Governance Committee and a member of its Compensation Committee. She is also a member of the Advisory Board of New Perimeter, a nonprofit organization that provides pro bono legal assistance in under-served regions around the world.

About Regency Centers Corporation (Nasdaq: REG)

Regency Centers is a preeminent national owner, operator, and developer of shopping centers located in suburban trade areas with compelling demographics. Our portfolio includes thriving properties merchandised with highly productive grocers, restaurants, service providers, and best-in-class retailers that connect to their neighborhoods, communities, and customers. Operating as a fully integrated real estate company, Regency Centers is a qualified real estate investment trust (REIT) that is self-administered, self-managed, and an S&P 500 Index member. For more information, please visit RegencyCenters.com.